SUBSIDIARES OF THE REGISTRANT                                      EXHIBIT 21
NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 1998


                                                        PERCENTAGE
                                                          OWNED
                                         STATE          BY NEOGEN
                                     INCORPORATED      CORPORATION
                                     ------------      -----------
Neogen Research Corporation II         Michigan             90%
Neogen Research Corporation IV         Michigan            100%
Ideal Instruments,  Inc.               Michigan            100%
AMPCOR Diagnostics,  Inc.              Michigan            100%

All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.